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Exhibit 99.(a)(1)(Q)

Dear Custodian,

Please note that Nordic Telephone Company ApS has extended the acceptance period of its Tender Offer for TDC A/S to January 20, 2006 at 06.01h Central European Time/00.01h New York City Time, unless it is further extended. In order to ensure timely acceptance of the Tender Offer, holders of TDC shares and TDC ADSs who have not yet tendered their shares or ADS and wish to accept the Tender Offer are encouraged to tender their TDC shares or TDC ADSs before the close of business on January 19, 2006.

The Minimum Condition applicable to the Tender Offer has been reduced so that it is a condition to the Tender Offer that at the end of the extended Offer Period, Nordic Telephone Company ApS owns or has received valid acceptances of the tender Offer in respect of an aggregate of at least 85.0% of the Share Capital and Votes.

Please find attached the press release issued today by Nordic Telephone Company ApS.

You can find documentation on the Offer by accessing the weblink below:

http://www.nordictelephone.dk/

TARGET COMPANY: TDC A/S

Securities Identification TDC Shares: ISIN DK0010253335; SEDOL: 5698790 and TDC ADSs: CUSIP 87236N102

EXTENDED Offer Period: Friday 20 January 2006 (06.01 a.m. Central European Time,
00.01 a.m. New York City time)

If you have questions, please do not hesitate to contact us directly, call us collect at +1 212 750 5833, or +44 (0)20 7710 9960

LOGO OF INNISFREE M&A INCORPORATED Innisfree M&A Incorporated 501 Madison Avenue New York, NY 10022 Tel +1 212 750 5833 Fax +1 212 750 5799	LOGO OF LAKE ISLE M&A INCORPORATED Lake Isle M&A Incorporated 39 King Street London EC2V 8DQ Tel +44 (0)20 7710 9960 Fax +44 (0)20 7710 9961

www.innisfreema.com

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  Exhibit 99.(a)(1)(Q)